                                                                     Exhibit 12

                         Trump Casino Holdings, LLC
                   Computation of Earnings to Fixed Charges
                            (Dollars in Thousands)

                                                                                                     Three Months
                                                           Year ended December 31,                   ended March 31,
                                               ------------------------------------------------   -------------------
                                                 1998      1999      2000      2001      2002       2002       2003
                                               --------  --------  --------  --------  --------   --------   --------
Earnings
   Pre-tax income (loss) from operations...... $(30,809) $(28,095) $(30,022) $(19,097) $(12,017)  $ (3,029)  $ (5,528)
   Fixed Charges..............................   62,509    62,182    63,465    66,771    72,400     17,452     21,624
                                               --------  --------  --------  --------  --------   --------   --------
       Total earnings available for fixed
         charges.............................. $ 31,700  $ 34,087  $ 33,443  $ 47,674  $ 60,383   $ 14,423   $ 16,096
                                               ========  ========  ========  ========  ========   ========   ========
Fixed Charges
   Interest expense .......................... $ 61,305  $ 61,225  $ 62,450  $ 65,685  $ 70,728   $ 17,123   $ 21,160
   Interest component of operating leases.....    1,204       957     1,015     1,086     1,672        329        464
                                               --------  --------  --------  --------  --------   --------   --------
       Total fixed charges.................... $ 62,509  $ 62,182  $ 63,465  $ 66,771  $ 72,400   $ 17,452   $ 21,624
                                               ========  ========  ========  ========  ========   ========   ========


Earnings were insufficient to cover fixed charges by $30,809, $28,095, $30,022, $19,097, and $12,017 for the years ended December 31, 1998, 1999, 2000, 2001, and 2002, respectively, and $3,029 and $5,528 for the three months ended
March 31, 2002 and 2003, respectively.

For purposes of this ratio, earnings consist of income (loss) before income taxes and losses from 50 percent owned joint venture as Company does not service or guarantee any debt of Buffington Harbor Riverboats LLC. Fixed charges include interest expenses plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.